SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                FORM 8-K

                             CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  January 24, 2002


                        NB&T FINANCIAL GROUP, INC.
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




            OHIO                    0-23134              31-1004998
---------------------------    -------------------   --------------------
(State or other jurisdiction  (Commission File No.) (IRS Employer I.D. No.)
     of incorporation)


            48 N. South Street, Wilmington, Ohio           45177
           ----------------------------------------      ----------
          (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code:  (937) 382-1441



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Item 5.     Other Events.


January 24, 2002

EARNINGS RELEASE

NB&T Financial Group, Inc. (Company), parent company of The National Bank and Trust Company, Wilmington, Ohio, (Bank) announced net income for the fourth quarter of 2001 was $1.65 million, an increase of 24.1% from the $1.33 million earned for the fourth quarter of 2000. Net income per share was $.53 for the fourth quarter of 2001, an increase of 26.2% from the $.42 per share earned for the fourth quarter of 2000.

The fourth quarter of 2001 showed an increase in net interest income of 19.0% compared to the same quarter last year. Average loans decreased 3.8% and average securities increased by 45.0% when compared to the same period last year, which resulted in an increase of 12.1% in average interest-earning assets. This change in the mix of the balance sheet, and significant decreases in market rates, decreased the tax equivalent yield on interest-earning assets from 8.17% in the fourth quarter of 2000 to 7.17% in the fourth quarter of 2001. Average interest-bearing liabilities increased 13.6% from the fourth quarter of last year, primarily in interest-bearing checking accounts and Federal Home Loan Bank borrowing. The average cost of interest-bearing liabilities decreased from 5.14% for the fourth quarter of 2000 to 3.79% for the fourth quarter of 2001.

The provision for loan losses was $624,000 in the fourth quarter of 2000 compared to $375,000 for the fourth quarter of 2001.

Non-interest income was $2.11 million for the fourth quarter of 2001, 26.4% above the fourth quarter of 2000. This increase was primarily due to increases in service charges on deposits, Bank Owned Life Insurance (BOLI) income, and insurance agency commissions. During December the servicing on $28 million of real estate loans was sold, resulting in a before-tax gain of $148,000.

Non-interest expense increased 27.3% from the fourth quarter of last year, the primary reasons being increases in salaries and benefits expense and occupancy and equipment expense related to the opening of three new branches during 2001. The fourth quarter of 2001 also includes $181,000 in acquisition expenses related to two insurance agencies and The Sabina Bank. The Company's effective tax rate was 22.6% during the fourth quarter of 2001. Performance ratios for the fourth quarter of 2001 included a return on assets of 1.03%, and a return on equity of 12.63%.

Net income for the year of 2001 was $6.02 million, or $1.91 per share, compared to $4.05 million, or $.85 per share, for the year of 2000. In the third quarter of 2000, the Company restructured a portion of its securities portfolio, resulting in the recognition of an after-tax loss of $1.37 million.
 Non-interest income was $7.73 million for the year of 2001, 26.2% above the year of 2000. Non-interest expense was $18.14 million for the year of 2001, 18.0% above the year of 2000. The reasons for the increases in non-interest income and non-interest expense for the year 2001 were the same as those noted with respect to the increases in those items for the fourth quarter of 2001. Performance ratios for 2001 included a return on assets of .99%, and a return on equity of 11.87%.

Total assets grew 16.2% to $672.8 million at December 31, 2001 from the same date last year. Total loans-net were $378.9 million, an increase of 2.3%, while the securities portfolio increased 39.2% to $222.9 million. Total deposits increased 17.8% to $479.2 million, and short- and long-term borrowing increased 13.6% to $136.9 million. Book value per share was $16.41, and equity to assets was 7.82% as of December 31, 2001.

On December 22, 2001, the board of directors declared a dividend of $0.21 per share payable January 25, 2002, to shareholders of record December 31, 2001. This is an increase of 10.5% from the dividend declared in the fourth quarter of 2000.


                                     -2-

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                               SIGNATURES
                               ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     NB&T FINANCIAL GROUP, INC.



                                     By: /s/ Charles L. Dehner
                                         ------------------------------
                                         Charles L. Dehner
                                         Executive Vice President,
                                           Chief Financial Officer


Date:  January 24, 2002